EXHIBIT 99.(d)(1)(C)

Employee Name:	MERGE DATA

Employee Number:	MERGE DATA

Discounted Stock Option Grant: Vesting and Exercise Detail

Original Grant Date:	MERGE DATA

Original Number of Shares:	MERGE DATA

Original Grant Price:	MERGE DATA

FMV on Grant Date:	MERGE DATA

Discount:	MERGE DATA

Original Expiration Date:	MERGE DATA

Vested Grandfathered Discounted Stock Options: (Options vested prior to 1/1/2005)	MERGE DATA

Vested Non-Grandfathered Discounted Stock Options: (Options vested 1/1/2005 through 12/31/2005)	MERGE DATA
Discounted Options Exercised as of (12/31/2005)*	MERGE DATA
Remaining 2005 Discounted Options to Exercise*	MERGE DATA

Unvested Non-Grandfathered Discounted Stock Options: (Options scheduled to vest after 12/31/2005)	MERGE DATA

Options scheduled to vest calendar year 2006**: (New Expiration Date: 3/15/2007)	MERGE DATA

Options scheduled to vest calendar year 2007**: (New Expiration Date: 3/15/2008)	MERGE DATA

Options scheduled to vest calendar year 2008**: (New Expiration Date: 3/15/2009)	MERGE DATA

*	This information is a “snapshot” and can only be considered accurate as of 12/31/2005, the date the snapshot was taken. For current detail regarding your year to date exercises please access your account at www.benefitaccess.com
**	Should your vesting of this grant be suspended as a result of a Company approved Leave of Absence or a permanent reduction in Standard Work Hours, the number of shares vesting in each calendar year will be impacted accordingly.